REPERIO EXPLORATION INC. ANNOUNCES LETTER OF INTENT WITH FUTURE NOW, INC.

Mr. Gordon Samson, President of Reperio Explorations Inc. (“Reperio”) (OTC BB:RPEX), is pleased to announce the execution of a letter of intent (“Letter of Intent”) on May 11, 2007 to effect a reverse merger with Future Now, Inc. (“Future Now”) and it’s wholly-owned subsidiary Persuasion Architecture, Inc..

Future Now, formed in 1997 (www.futurenowinc.com http://www.futurenowinc.com/ ), is widely recognized as a leading voice for increasing online conversion rates, accountable multi-channel marketing and optimizing websites based on analytics.

With their patent-pending Persuasion Architecture™ methodology <http://futurenowinc.com/designforconversion.htm>  and proven conversion rate optimization products and services <http://futurenowinc.com/consultingservices.htm> , they help clients define and surpass their revenue and lead generation goals — online and off. Future Now was recently named an authorized consultant for Google’s new web-optimizer software tool.

Reperio is a junior exploration company that has previously concentrated it’s efforts on the Fir Property that is located in the Kamloops Mining Division in south central British Columbia, approximately 35 kilometres south of Kamloops. Reperio determined that the claim did not cover enough ground to host a viable exploration target and abandoned the claim.

Notice Regarding Forward Looking Statements.

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, the closing of the Letter of Intent. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (i) the numerous inherent uncertainties associated with completing a reverse merger transaction; (ii) obtaining regulatory approval in a timely manner; and (iii) changes in general economic and business conditions.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.  Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual reports on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission

ON BEHALF OF THE BOARD

Reperio Exploration Inc.

Gordon A. Samson-President

Investor Information:

604.628.7780